Exhibit 10.9

THEATRICAL WRITER’S AGREEMENT

Dated as of February 6, 2017

1.	Project:	Child Support (“Project”)

2.	Company:	Child Support Productions, LLC (“Company”)
c/o King, Holmes, Paterno & Soriano
1900 Avenue of the Stars, 250 Floor
Los Angeles, CA 90067
Attention: Joe M. Carlone, Esq.

3.	Writer:	Ben Bolea (“Writer”)
c/o WME
9601 Wilshire Blvd, Beverly Hills, CA 90210
Attention: Holly Jeter

With copy to:
David J. Matlof
Hirsch Wallerstein Hayum Matlof + Fishman, LLP
10100 Santa Monica Boulevard, Suite 1700 Los Angeles, California 90067

4.	WRITING SERVICES / COMPENSATION:

(a)
Writing and Fixed Compensation Schedule: Writer shall write one (1) re-write and, solely if requested by Company in writing, one (1) polish. All payments due 50% upon commencement and 50% upon satisfactory delivery.

Step 1:	Rewrite:

Writing period: 10 weeks
Reading period: 4 weeks
Payment due: $75,000

Step 2:	Optional polish:

Writing period: 4 weeks
Payment due: $25,000

Contingent Compensation: 5% of 100% of Net Proceeds (defined in accordance with the most favorable definition of net proceeds accorded to the director) from the picture (“Picture”) based on the screenplay written by Writer if Writer receives sole “written by” credit and 2.5% of 100% of the Net Proceeds from the Picture if Writer receives shared “written by” credit.

Production Bonuses: $150,000 if Writer receives sole “written by” credit and $75,000 if Writer receives shared “written by” credit.

5.
CREDITS: To be determined per the WGA Minimum Basic Agreement (“WGA MBA”), as applied, to the extent reasonable and practical, by the parties acting reasonably and in good faith. To the extent of a disagreement, the parties, acting reasonably and in good faith, will appoint an arbitrator with experience resolving credit disputes who is currently long standing member of the WGA to make a determination applying the rules of the MBA as if such rules applied. If the parties cannot agree upon an arbitrator the parties agree to permit WME to propose three (3) candidates with each party having the right to reject 1. All other matters regarding credit will be negotiated by the parties acting reasonably and in good faith and in a manner consistent with industry standards and practices.

6.	NOTICES: All notices shall be sent to the addresses set forth above.

7.
WGA: Company represents and warrants that it is not signatory to the WGA MBA. To the extent that Company does become a signatory, the terms herein will then become subject to all of the terms and provisions of the WGA MBA and to the extent that the terms and provisions of the WGA MBA are more advantageous to Writer than the terms hereof, the terms of said WGA MBA shall supersede and replace the less advantageous terms of this agreement.

8.
GRANT OF RIGHTS: Writer acknowledge that all results, product and proceeds of Writer’s services and all incidental material produced hereunder or subject hereto or any portion thereof (“Results and Proceeds”) are being specially ordered by Company for use as part of a motion picture and shall, from the inception of creation, be considered a “work made for hire” for Company as specially commissioned for use as a part of a motion picture in accordance with Sections 101 and 201 of Title 17 of the U.S. Copyright Act and shall be entirely the Company’s property in perpetuity throughout the universe, free of any claim whatsoever by Writer, or by any persons deriving any rights or interests therefrom. To the extent not a “work made for hire.” Writer hereby irrevocably transfers, assigns and grants, in consideration for the compensation provided hereunder, all rights including all exclusive exploitation rights of every kind and nature (including any and all copyrights and neighboring rights, to the extent such assignment is allowed by law) in and to such Results and Proceeds to Company throughout the world and in perpetuity. Therefore, Company shall be the author and copyright owner thereof for all purposes throughout the universe without limitation of any kind or nature. Company shall solely and exclusively own throughout the universe in perpetuity all rights of every kind and nature whether now or hereafter known or created in and in connection with such Results and Proceeds, including, without limitation: (i) the copyright and all rights of copyright; (ii) all neighboring rights, trademarks and any and all other ownership and exploitation rights now or hereafter recognized in any territory, including all rental, lending, fixation, reproduction, broadcasting (including satellite transmission), distribution and all other rights of communication by any and all means, media, devices, processes and technology; (iii) the rights to adapt, rearrange, and make changes in, deletions from and additions to the Results and Proceeds, and to useall or any part thereof in new versions, adaptations, and other motion pictures including remakes and sequels; (iv) the right to use the title of the Project in connection therewith or otherwise and to change such title; and (v) all rights generally known as the “moral rights of authors.”

9.	WARRANTY AND INDEMNIFICATION:

(a)
Writer represents and warrants that: (i) Writer has the right and power to enter into and fully perform this agreement and to grant the rights granted to Company hereunder, and (ii) the Results and Proceeds shall be original, except only to the extent provided to Writer by Company or in the public domain, and to the best of Writer’s knowledge after due inquiry, the Results and Proceeds shall not defame, infringe upon or violate any right of privacy or violate the copyright or any other right of any person, firm or entity. Company represents and warrants that Company has the right and power to enter into and fully perform this agreement

(b)
Writer agrees to indemnify and hold Company, its employees, executives, principals, agents, successors and assigns, harmless, harmless from and against any and all claims, damages, losses, costs and expenses including, but not limited to reasonable outside attorneys’ fees and costs, arising out of or in connection with any breach of any of Writer’s representations and Warranties hereunder. Company will similarly defend, indemnify and hold Writer harmless from arid against any and all third party claim’s; damages, losses, costs and expenses including, but not limited to, reasonable outside attorneys’ fees and costs, arising out of the development, production, promotion, distribution and/or exploitation of the Picture, or any element thereof, not covered by Writer’s indemnity of Company hereunder. Writer will also be named as an additional insured to the ETO and general liability insurance policies.

10.
GOVERNING LAW: Any dispute under or relating to the terms of this agreement, or any breach thereof, shall be subject only to binding arbitration in accordance with the rules of ADR, Services, Inc. applying solely California law, to be held only in Los Angeles, California, before a retired judge of the California Superior Court or an arbitrator with experience in the entertainment industry and judgment on the arbitrator’s award shall be final and may be entered in any court of competent jurisdiction.

11.	MISCELLANEOUS:

(a)
Writer agrees to execute any and all additional documents or instruments consistent with this agreement as reasonably requested by Company. If Writer fails or is unable to execute any such documents or instruments within a reasonable period of time (i.e., three (3) business days or less if exigencies require), Writer hereby appoints Company as Writer’s attorney-in-fact with the full right and, authority to execute and deliver the same, which appointment shall be deemed a power coupled with an interest, with full power of substitution, and delegation, and shall be irrevocable. Company will provide Writer-with copies of all such documents signed on Writer’s behalf; provided that, a failure to do so shall, be deemed to be a breach hereunder.

(b)
Assignment. This agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and permitted assigns and Company may assign any or all of its rights or obligations under this agreement to any third party provided Company shall remain secondarily liable unless such assignment is to a major or mini-major studio, independent or similar company that assumes all of Company’s obligations in writing.

(c)
Remedies. In the event of a breach of any provision hereof by Company or its successors, licensees or assigns, Writer agrees that Writer’s sole remedy shall be an action at law for money damages, if any, and in no event shall Writer seek or have the right to seek or obtain any injunctive or other equitable relief, or enjoin, interfere with or otherwise prohibit the development, production, exhibition, distribution, advertising and/or exploitation of the Results and Proceeds, the Project or any allied, ancillary or subsidiary rights relating thereto, or to rescind any rights granted to Company hereunder.

(d)
Formal Agreement. It is contemplated that the parties will enter into a more formal agreement containing the terms herein and customary terms included in writing agreements of this kind, taking into account the services provided by Writer and the budget and nature of the Project. Unless and until the parties enter into a more formal agreement superseding this agreement, this agreement shall constitute the complete and entire understanding of the parties, and supersedes any prior or collateral negotiations or agreements.

 AGREED TO AND ACCEPTED BY:

MJW Productions

	By:	/s/ Michael Witherill
Authorized Signatory	Its:

Manager
/s/ Ben Bolea
Ben Bolea

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